SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

April 2, 2009

NEAH POWER SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Ave. SE, Suite 142
 Bothell, Washington 98021

 (Address of principal executive offices) (Zip Code)

(425) 424-3324

 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sales of Equity Securities.

Neah Power, The Registrant (“Neah Power”), and CAMHZN Master LDC are discussing an extension of the March 29, 2009 maturity date of a promissory note in the principal amount of $500,000, dated November 27, 2007, issued by Neah Power to CAMHZN (the “Note”). Under the terms of the Letter Agreement, Neah Power agreed to increase the principal amount of the loan from $500,000 to $1,067,000 in consideration for forbearance, such sum to be payable in cash or stock at the discretion of Neah Power. Neah released 54,500,000 shares of its common stock initially held as collateral shares under the Note on February 2, 2009, in partial payment for the forbearance consideration. CAMHZN originally had until March 29, 2009 to enforce its remedies from a default by Neah. The issuance of the securities was made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act of 1933, as amended. The recipient of these securities was aware that it would receive restricted securities.

Item 8.01.  Other Events.

Neah Power has reduced its costs in order to devote its limited financial resources to the development of its fuel cell technology. Accordingly, it has furloughed about 50% of its employees. Also, Stephen Wilson, its CFO, will work a part time schedule. Additional staff salary reductions and furloughs will be implemented as necessary. All staff are expected to be reemployed upon Neah Power’s closing of the financing that was previously disclosed in our 10K filed on February 13th 2009. In addition, Neah Power has reduced the annual base salaries of its CEO, Gerard C. D’Couto, and its CFO, Stephen Wilson, from annual base salaries of $225,000 to $112,500, and from $130,000 to $97,500, respectively. Additionally, D’Couto has currently deferred about $110,000 of base salary pending financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gerard C. D’Couto
Gerard C. D’Couto
Chief Executive Officer

Date: April 7, 2009